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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

LTC Properties, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 10, 2014

        The 2014 Annual Meeting of Stockholders of LTC Properties, Inc. will be held on Tuesday, June 10, 2014 at 9:00 a.m., local time, at the Hyatt Westlake Plaza, 880 S. Westlake Blvd., Westlake Village, California 91361 to conduct the following items of business:

  (1)
  To elect six directors to serve on the Board of Directors for the ensuing year and until the election and qualification of their respective successors;

  (2)
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014;

  (3)
  To approve, on an advisory basis, the compensation of our named executive officers;

  (4)
  To transact such other business as may properly come before the meeting.

        Only stockholders whose names appear of record on our books at the close of business on April 15, 2014 are entitled to notice of, and to vote at, such 2014 Annual Meeting or any adjournments of such 2014 Annual Meeting.

By Order of the Board of Directors

PAMELA J. SHELLEY-KESSLER Executive Vice President, Chief Financial Officer and Corporate Secretary

Westlake Village, California
April 28, 2014

IMPORTANT:	Whether or not you plan to attend the 2014 Annual Meeting in person, please vote as promptly as possible (a) via the internet or telephone, if and as instructed by your broker or other nominee holder, or (b) if this proxy statement was mailed to you by completing, dating and signing the enclosed proxy card and mailing it in the accompanying postage paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 10, 2014—the Proxy Statement and the Annual Report are available at
http://www.astproxyportal.com/ast/26002/.

LTC PROPERTIES, INC.

 PROXY STATEMENT

Solicitation

        This proxy statement is furnished to the stockholders of LTC Properties, Inc., a Maryland corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2014 Annual Meeting of Stockholders to be held on Tuesday, June 10, 2014 at 9:00 a.m., local time, at the Hyatt Westlake Plaza, 880 S. Westlake Blvd., Westlake Village, California 91361 and at any and all adjournments of our 2014 Annual Meeting. The approximate date on which this proxy statement and the form of proxy are first being sent to our stockholders is April 28, 2014.

        The cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, our directors and officers, without receiving any additional compensation, may solicit proxies personally, by telephone, by facsimile or electronically. We will request brokers, banks, and other nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of common shares and will reimburse them for their expenses in doing so. We have retained the services of Georgeson Shareholder, Inc. for a fee of $8,000 plus out-of-pocket expenses, to assist in the solicitation of proxies.

        We will provide without charge to any person solicited hereby, upon the written request of any such person, a copy of our Annual Report on our Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission (or SEC). Such requests should be directed to our Investor Relations Department, at 2829 Townsgate Road, Suite 350, Westlake Village, CA 91361. Also, our Annual Report is available on our website at www.LTCproperties.com. We are not including the information contained on our website as part of, or incorporating it by reference into this proxy statement.

Voting Rights

        At the close of business on April 15, 2014, there were 34,817,385 shares of common stock outstanding and eligible for voting at the 2014 Annual Meeting. Only stockholders of record at the close of business on April 15, 2014, are entitled to notice of, and to vote at, the 2014 Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum for the transaction of business at the 2014 Annual Meeting.

Voting of Proxy

        You may vote by attending the 2014 Annual Meeting and voting in person, or you may vote by submitting a proxy. The method of voting by proxy differs depending on whether (1) you are viewing this proxy statement on the internet or receiving a paper copy, and (2) you hold your shares as a record holder or in "street name".

        If you are the record holder of your stock and you are receiving a paper copy of this proxy statement, you may vote by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you. If you do not have a postage-prepaid envelope, please mail your completed proxy card to the following address: American Stock Transfer and Trust Company, Proxy Department, 6201 15th Avenue, Brooklyn, NY 11219.

        If you hold your shares of common stock in "street name", you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via the internet and may also permit you to submit your voting instructions by telephone. Please note that, if you hold your shares in "street name" and you wish to vote in person at the 2014 Annual Meeting, you must obtain and present a proxy card issued in your name from your broker, bank or other nominee.

Broker Non-Votes

        If you are a "street name" beneficial owner whose shares are held of record by a broker, the rules of the New York Stock Exchange (or NYSE) require your broker to ask you for instructions on how to vote. If you do not provide voting instructions to your broker, then your broker may only exercise discretionary authority to vote on routine matters. Of the items described in this proxy statement, routine matters consist of Proposal 2, ratification of independent registered public accounting firm. Your broker may not exercise discretionary authority to vote on non-routine matters. This lack of discretionary authority is called a "broker non-vote." Of the items described in this proxy statement, non-routine matters consist of Proposal 1, election of directors, and Proposal 3, advisory vote to approve named executive officer compensation. The effect of broker non-votes is set forth in the description of each item in this proxy statement. Despite limitations impacting broker non-votes, your broker can register your shares as being present at the 2014 Annual Meeting for purposes of determining the presence of a quorum.

Board of Director's Recommendations

        The Board of Directors' recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board of Directors recommends a vote:

  •
  For the election of each of the Board of Directors' nominees for director;

  •
  For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014;

  •
  For the approval of the compensation of our named executive officers, as disclosed in this proxy statement; and

Revocability of Proxy

        The giving of a proxy does not preclude the right to revoke the proxy or vote in person should the stockholder giving the proxy so desire.

        If you are a stockholder of record, you have the power to revoke your proxy at any time prior to its exercise by: (a) delivering a written statement to our Investor Relations Department that the proxy is revoked; (b) by delivering to us a later-dated proxy executed by the person executing the prior proxy; or (c) by attending the 2014 Annual Meeting and voting in person.

        If you hold your shares in "street name" through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. Please note that voting in person at the 2014 Annual Meeting will only act to revoke prior voting instructions if you have obtained and present a proxy card issued in your name from your broker, bank or other nominee.

        ALL STOCKHOLDERS ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE VIA (A) THE INTERNET OR TELEPHONE, IF AND AS INSTRUCTED BY YOUR BROKER OR OTHER NOMINEE, OR (B) IF THIS PROXY STATEMENT WAS MAILED TO YOU, BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

 CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Code of Ethics

        LTC Properties, Inc. (or LTC) is committed to having sound corporate governance principles. To that end, we have adopted a Code of Business Conduct and Ethics applicable to our Board of Directors, principal executive officer, principal financial officer, principal accounting officer or controller and other officers and employees. Our Code of Business Conduct and Ethics is available on our website (www.LTCproperties.com). If we amend or waive the Code of Business Conduct and Ethics with respect to our directors, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will post the amendment or waiver on our website.

Corporate Governance Guidelines

        To guide us in director independence and other governance matters, we have adopted Corporate Governance Guidelines as required by the listing standards of the NYSE. The matters addressed in our Corporate Governance Guidelines include Board composition, Board meetings, Board committees, management responsibility, and stock ownership guidelines. A copy of our Corporate Governance Guidelines is available on our website at www.LTCproperties.com.

Board Structure and Committee Composition

        The business of LTC is managed under the direction of the Board of Directors (or Board), which is elected by our stockholders. The basic responsibility of the Board is to lead our company by exercising its business judgment to act in what each director reasonably believes to be the best interests of our company and its stockholders. Leadership is important to facilitate the Board acting effectively as a working group so that our company and its performance may benefit. Our Corporate Governance Guidelines contemplate that the Chief Executive Officer shall be nominated annually to serve on the Board.

        Our Board currently combines the positions of Chairman and Chief Executive Officer. Separation of the positions of Chairman and Chief Executive Officer is not mandated by our company's articles, bylaws, or Corporate Governance Guidelines. The Board believes that the advisability of having a separate or combined Chairman and Chief Executive Officer is dependent upon the strength(s) of the individual(s) holding these positions. Ms. Simpson, our Chairman and Chief Executive Officer, has served as a senior executive officer and director of our company for more than a decade. She has a deep understanding of our company's historical and current business and financial operations and is able to lead the Board in anticipating and responding to key company developments, challenges, and opportunities. At this time, the Board believes that combining the Chief Executive Officer and Chairman positions provides our company with the right foundation to pursue strategic and operational objectives, while maintaining effective oversight and objective evaluation of the performance of our company.

        Aside from Ms. Simpson, all members of our Board are independent directors. Our Corporate Governance Guidelines provide that one independent director may be appointed lead independent director. Currently, Mr. Hendrickson is the lead independent director. Particularly given that our Board combines the positions of Chairman and Chief Executive Officer, the lead independent director serves an important role in our leadership structure. The position of lead independent director enhances Board effectiveness by serving as a liaison between the independent directors and the Chairman, and by ensuring the independent directors have adequate resources in making decisions. The lead independent director has the authority to call meetings of the independent directors.

        Effective March 1, 2014, our Board elected James J. Pieczynski as a new member of our Board of Directors. As a result, our total number of directors increased from five to six and total independent directors increased from four to five.

        Our Board has the following three committees: (1) Audit; (2) Compensation; and (3) Nominating and Corporate Governance. The function of each of the committees and the membership of the committees currently and during the last year are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on our website (www.LTCproperties.com).

        During fiscal 2013, the Board held five meetings. Each Board member attended 100% of Board and Committee meetings in 2013. Our policy is to schedule our annual meeting of stockholders after consulting with each director regarding their availability to help ensure their ability to attend. All Board members attended our 2013 Annual Meeting of Stockholders.

        The following table reflects the current composition of each committee:

Audit Committee

        The Audit Committee has oversight of all compliance related to financial matters, SEC reporting and auditing. The "Report of the Audit Committee of the Board of Directors" is contained herein on page 22. The Audit Committee Charter is available on our website (www.LTCproperties.com). The Audit Committee met five times during 2013.

        The Board has determined that each member of the Audit Committee is independent within the meaning of the Securities Exchange Act of 1934, as amended (or Exchange Act) and the listing standards of the NYSE. The Board also has determined that Ms. Shapiro, the current chair of the Audit Committee, Mr. King, and Mr. Pieczynski each qualify as an "audit committee financial expert" as defined by SEC rules and that they each have accounting and related financial management expertise within the meaning of the listing standards of the NYSE. Ms. Shapiro has served as Chairman of the Audit Committee since May 2013. Prior to May 2013, Mr. King served as Chairman of the Audit Committee.

Compensation Committee

        The Compensation Committee is responsible for overseeing, reviewing, and administering our compensation and benefit practices. The Compensation Committee oversees our general compensation policies, reviews and approves compensation of our executive officers and administers all of our employee benefit plans. The Compensation Committee Charter is available on our website (www.LTCproperties.com). The Compensation Committee met four times during 2013.

        The Board has determined that each member of the Compensation Committee is independent within the meaning of the listing standards of the NYSE. Dr. Triche serves as Chairman of the Compensation Committee and served in that role throughout 2013.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee is responsible for (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at our Annual Meeting of Stockholders or to fill Board vacancies; (ii) overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board; (iii) developing, recommending to the Board and overseeing implementation of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics; and (iv) reviewing on a regular basis our overall corporate governance guidelines and recommending improvements when necessary. The Nominating and Corporate Governance Committee Charter is available on our website (www.LTCproperties.com). The Nominating and Corporate Governance Committee met once during 2013.

        The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the listing standards of the NYSE. Mr. Pieczynski has served as Chairman of the Nominating and Corporate Governance Committee since April 2014. Previously since May 2013, Mr. King served as Chairman of the Nominating and Corporate Governance Committee. Prior to May 2013, Ms Shapiro served as Chairman of the Nominating and Corporate Governance Committee.

Communications with the Board

        Stockholders and all other parties interested in contacting the Board, its committees, the independent directors as a group, the presiding director, or individual directors may send written correspondence to the Audit Committee Chairman of LTC Properties, Inc. at 2829 Townsgate Road, Suite 350, Westlake Village, California 91361. All such communications will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to our company.

Consideration of Director Nominees

        The Board is responsible for the selection of candidates for the nomination or appointment of all Board members. The Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer, recommends candidates for election to our Board and considers recommendations for Board candidates submitted by stockholders using the same criteria it applies to recommendations from Nominating and Corporate Governance Committee members, directors and members of management. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of our Bylaws relating to stockholder nominations as described immediately below. Since 2013, there have been no material changes to the procedures by which stockholders may recommend nominees. Stockholders may submit recommendations in writing addressed to the Nominating and Corporate Governance Committee, LTC Properties, Inc., 2829 Townsgate Road, Suite 350, Westlake Village, CA 91361.

        Stockholders may directly nominate persons for director only by complying with the procedure set forth in our Bylaws, which in summary requires that the stockholder submit the names of such persons in writing to our Corporate Secretary not less than 60 days nor more than 150 days prior to the first anniversary of the date of the preceding year's Annual Meeting. The nominations must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director and as to the stockholder giving the notice (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of our capital stock which are beneficially owned by such person on the date of such stockholder notice, (d) such nominee's consent to serve as a director if elected and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on our books, of such stockholder to be supporting such nominees and (b) the class and number of shares of our capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice.

        Once a prospective nominee has been identified, by either the Nominating and Corporate Governance Committee or proposed by the stockholders, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the prospective candidate. This initial determination would include whatever information is provided with the recommendation of the prospective candidate and the Nominating and Corporate Governance Committee's own knowledge of the prospective candidate. The Nominating and Corporate Governance Committee may make inquiries of the person making the recommendation or of others regarding the qualifications of the prospective candidate. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board. The Board's policy is to encourage selection of directors who will contribute to our overall corporate goals and to the discharge of the Board's responsibility to our stockholders. The Nominating and Corporate Governance Committee may, at the request of the Board from time to time, review the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board. Board members are expected to prepare for, attend and participate in meetings of the Board and the committees on which they serve; therefore, a prospective candidate must have the ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties as a Board member.

        The Nominating and Corporate Governance Committee may conduct interviews with prospective nominees in person or by telephone. After completing the evaluation and interviews, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

        The Nominating and Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees. As part of its periodic review of the composition of the Board, the Nominating and Governance Committee considers whether the composition of the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity, and other desired qualities. The Nominating and Governance Committee does not have formal objective criteria for determining the amount of diversity needed or present on the Board. Instead, the Nominating and Governance Committee seeks to have a Board with a diversity of background and experience.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company.

        To our knowledge, based solely on review of the copies of such reports and written representations that no other reports were required, during the year ended December 31, 2013 all directors, executive officers and persons who beneficially own more than 10% of our common stock have complied with the reporting requirements of Section 16(a); except that one report, covering one transaction, was filed late for Mr. King.

PROPOSAL 1
ELECTION OF DIRECTORS

        Six directors will be elected at the 2014 Annual Meeting of Stockholders. Each person elected as director will hold office until the 2015 Annual Meeting of Stockholders and, in each case, until their respective successors have been duly elected and qualified. Each nominee listed below is currently a director of our company. The names of the six director nominees, their business experience, and specific qualifications, attributes, or skills to serve as director, are set forth below:

Boyd W. Hendrickson Director since 2005 Age 69	Mr. Hendrickson has served as a consultant to Skilled Healthcare Group, Inc. (or SHG) since November 2013. Mr. Hendrickson previously was the Chief Executive Officer of SHG from April 2002 through November 2013. Mr. Hendrickson also previously was a Member of the Board of SHG from August 2003 through November 2013, including as Chairman of the Board from December 2005 through November 2013. SHG is a publicly-traded company with subsidiaries that own and operate skilled nursing and assisted living facilities. Since 2005, Mr. Hendrickson also has served as a managing member of Executive Search Solutions, LLC, a provider of recruiting services to the healthcare services industry. Previously, Mr. Hendrickson was the President and Chief Executive Officer of Evergreen Healthcare, LLC, an operator of long-term healthcare facilities, from January 2000 through April 2002. Mr. Hendrickson is a former member of senior management and the Boards of Directors of Beverly Enterprises, Inc. and Hallmark Health Services.

Mr. Hendrickson's prior service as an independent director of LTC Properties, Inc., past executive and director experience with other public companies, and his multi-decade involvement in the understanding of the health care industry led the Board to conclude he should be nominated to serve another term as director.
Edmund C. King Director since 1992 Age 79
Mr. King has served as Chief Financial Officer and on the Board of Directors of Invisa, Inc., a publicly-held industrial instrument company, since February 2000, and currently serves as their Chief Executive Officer. He also has been the general partner of Trouver Capital Partners, an investment banking firm with locations in the Western United States, since 1997. Previously, Mr. King was Ernst & Young LLP's Southern California senior health care partner from 1973 through September 1991. He is on the Board of Directors of Biovest International, Inc., a publicly-traded biopharmaceutical company.

Mr. King's prior service as an independent director of LTC Properties, Inc., financial management background, history of working with public companies, knowledge of health care matters, and multi-decade experience with accounting-related reporting and controls led the Board to conclude he should be nominated to serve another term as director.

James J. Pieczynski Director since March 2014 Age 51	Mr. Pieczynski is currently the President of the CapitalSource division of Pacific Western Bank and is a member of the board of directors of Pacific Western Bank and PacWest Bancorp. Prior to that he was a member of the Board of Directors of CapitalSource, Inc. (or CSE) from January 2010 until April 2014 when CSE was acquired by PacWest Bancorp. Mr. Pieczynski served as Chief Executive Officer from January 2012 until the acquisition in April 2014. CSE was a publicly held bank providing commercial loans to small and middle-market businesses nationwide and depository products and services in southern and central California. Mr. Pieczynski previously served as CSE's Co-Chief Executive Officer from January 2010 through December 2011, CSE's President—Healthcare Real Estate Business from November 2008 until January 2010, and CSE's Co-President—Healthcare and Specialty Finance from January 2006 until November 2008. In addition, Mr. Pieczynski served as LTC Properties, Inc.'s President, Chief Financial Officer, and as a member of the Board of Directors from 1993 to 2001.

Mr. Pieczynski's prior service as an executive officer and director of LTC Properties, Inc., his recent position as Chief Executive Officer of a public financial company, his years of experience in financial and executive positions with health care companies, and his expertise in accounting, financial reporting and controls led the Board to conclude that he should be nominated to serve as director.
Devra G. Shapiro, CPA Director since 2009 Age 67
Ms. Shapiro served as Chief Financial Officer of IPC The Hospitalist Company (NASDAQ-IPCM) from the time she joined IPC in March 1998 through October 2011. From 2011 to her retirement in 2014, she served as IPC's Chief Administrative Officer. IPC is a publicly-traded national physician group practice company focused on the delivery of acute and post-acute hospitalist medicine services. Prior to joining IPC, Ms. Shapiro held chief financial officer and other executive financial positions with several health care companies and was in the health care practice of an international accounting firm for 11 years.

Ms. Shapiro's prior service as an independent director of LTC Properties, Inc., her sixteen years prior experience as a senior executive officer of a public health care company, her many years of experience in financial and executive positions with health care companies and in public accounting, and her expertise in accounting, financial reporting and controls led the Board to conclude that she should be nominated to serve a another term as director.

Wendy L. Simpson Director since 1995 Age 65	Ms. Simpson was appointed Chairman of our Board of Directors in August 2013 and has served as Chief Executive Officer and President since March 2007. She also served as Chief Financial Officer from July 2000 through March 2007, Treasurer from January 2005 through March 2007, and President and Chief Operating Officer from October 2005 through March 2007. She also was Vice Chairman of the Board from April 2000 through October 2005.

Having served as a senior executive officer of LTC Properties, Inc. for more than a decade, including currently as Chairman, Chief Executive Officer and President, Ms. Simpson brings a deep understanding of our company's historical and current business and financial operations. In addition, our Corporate Governance Guidelines contemplate that our Chief Executive Officer shall be nominated to serve on the Board of Directors. These factors, and Ms. Simpson's prior service as director of LTC Properties, Inc., led the Board to conclude that she should be nominated to serve another term as director.
Timothy J. Triche, MD Director since 2000 Age 69
Dr. Triche has been the Director of the Center for Personalized Medicine at Children's Hospital Los Angeles since July 2010 and previously served as the Chairman of the Department of Pathology and Laboratory Medicine at Children's Hospital Los Angeles since 1988. He has also been a Professor of Pathology and Pediatrics at the University of Southern California Keck School of Medicine in Los Angeles, California since 1988. He also serves on the Board of Directors of Novelix Pharmaceuticals, Inc., a private California-based biotechnology company, NanoValent Pharmaceuticals, Inc., a private nanotechnology company, GenomeDx, a private Canadian biotechnology company developing prognostic tests for cancer, Silicon Valley Biosystems, a private California-based biotechnology company, and Sanguine BioSciences, a private biomedical research company.

Dr. Triche's prior service as an independent director of LTC Properties, Inc., current and past executive and director experience with other health care companies, and his overall background in the health care industry led the Board to conclude he should be nominated to serve another term as director.

        If any nominee becomes unavailable to serve as a director for any reason (which event is not anticipated), the shares of common stock represented by proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies.

Required Vote and Recommendations

        The six nominees receiving the most votes (providing a quorum is present) will be elected as directors. For purposes of the vote on Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum for Proposal 1. Properly executed and unrevoked proxies will be voted FOR the Board's nominees unless contrary instructions or an abstention are indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF
THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTOR.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit LTC Properties, Inc.'s consolidated financial statements for the year ended December 31, 2014. During 2013, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax and other audit related services. See the "Independent Registered Public Accounting Firm Fees and Services" on page 38. A representative of Ernst & Young LLP is expected to be present at the 2014 Annual Meeting.

        Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

Required Vote and Recommendation

        Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014 requires the affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present. For purposes of the vote on Proposal 2, abstentions and broker non-votes will not be counted as votes cast and this will have no effect on the result of the vote although they will count towards the presence of a quorum for Proposal 2. Properly executed, unrevoked proxies will be voted FOR Proposal 2 unless a vote against Proposal 2 or abstention is specifically indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP AS LTC PROPERTIES, INC.'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2014.

PROPOSAL 3
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (or Dodd-Frank Act) requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal, commonly known as a "say-on-pay" proposal, gives stockholders the opportunity to express their views on our named executive officers' compensation. As previously reported in the Current Report on Form 8-K that we filed with the SEC on June 3, 2011, our Board of Directors has determined that LTC will hold a nonbinding, advisory "say-on-pay" vote every year to approve named executive officer compensation until the next required advisory vote on the frequency of such vote, which will occur no later than the 2017 Annual Meeting of Stockholders.

        As described below under "Executive Compensation Discussion and Analysis" (or CD&A), we seek to align compensation for executive management with our overall performance as well as the individual performance of each executive officer. Our compensation programs are designed to attract and retain key executives responsible for our company's success and are administered in the long-term interests of our company and our stockholders. In connection with services provided in 2013, approximately 38% of total named executive officer compensation was in the form of long-term equity incentives.

        As noted in the CD&A, our 2013 financial performance was characterized by growth in assets, growth in revenues, and increased liquidity. Please refer to CD&A and accompanying tables, and in particular the Executive Summary contained therein for details regarding how our compensation program for executive management is structured to support and reward our annual and long-term financial performance as an organization.

        Pursuant to the resolution below, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our named executive officers, as described in the CD&A and accompanying tables.

        Accordingly, stockholders are being asked to vote on the following resolution at the 2014 Annual Meeting:

    "RESOLVED, that the stockholders of LTC Properties, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in LTC Properties, Inc.'s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the summary compensation table, and the other related tables and disclosure."

Required Vote and Recommendation

        Because the vote is advisory, it is not binding on our company, our Board of Directors, or the Compensation Committee of our Board of Directors. Our Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when designing future executive compensation programs.

        For purposes of the vote on Proposal 3, abstentions and broker non-votes will not be counted as votes cast and this will have no effect on the result of the vote although they will count towards the presence of a quorum for Proposal 3. Properly executed, unrevoked proxies will be voted FOR Proposal 3 unless a vote against Proposal 3 or abstention is specifically indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,
AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE OFFICERS

Wendy L. Simpson Chief Executive Officer and President Age 65	Wendy L. Simpson has been a director since 1995, Vice Chairman from April 2000 through October 2005, Chief Financial Officer from July 2000 through March 2007, Treasurer from January 2005 through March 2007, President and Chief Operating Officer from October 2005 through March 2007 and Chief Executive Officer and President from March 2007 through August 2013. In August 2013, Ms. Simpson was appointed Chairman of our Board of Directors.
Pamela Shelley-Kessler Executive Vice President, Chief Financial Officer and Corporate Secretary Age 48
Pamela Shelley-Kessler joined the company as Vice President and Controller in July 2000. In March 2007 she was appointed Senior Vice President and Chief Financial Officer. In December 2010 she was promoted to Executive Vice President. Prior to joining the company Ms. Kessler was the Corporate Controller for a privately held commercial and multifamily real estate developer and the Director of Financial Reporting for a Southern California apartment REIT. Formerly she was with Ernst &Young LLP.
Clint B. Malin Executive Vice President and Chief Investment Officer Age 42
Clint B. Malin joined the company as Vice President and Chief Investment Officer in May 2004. In December 2010 he was promoted to Senior Vice President. In June 2012 he was promoted to Executive Vice President. Mr. Malin was employed by Sun Healthcare Group, Inc., (or Sun) a nationwide operator of long-term health care facilities from 1997 through 2004. During his tenure at Sun, Mr. Malin was promoted to Vice President of Corporate Real Estate.
Peter G. Lyew Vice President and Director of Tax Age 56
Peter G. Lyew joined the company in June 2000 as Director of Tax and was promoted to Vice President in December 2001. Prior to joining the company he held tax management positions with Sun America Affordable Housing, where he specialized in real estate partnerships, and Ernst & Young Kenneth Leventhal. Formerly he was with Arthur Andersen & Company.
Caroline L. Chikhale Vice President, Controller and Treasurer Age 37
Caroline L. Chikhale joined the company as Accounting Manager in May 2002. In May 2005 she was appointed Assistant Controller and Assistant Treasurer and in March 2007, Ms. Chikhale was appointed Vice President, Controller and Treasurer. Prior to joining the company she was employed by Ernst & Young, LLP.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2013 Business Highlights

        2013 represented a year focused on capitalizing on opportunities for long-term growth for our company and stockholders.

        We have adhered to a disciplined investment underwriting policy and do not make investments in assets believed by management to be overpriced. This disciplined investment policy allowed us to weather the challenging economic environment and positioned us well to take advantage of investment opportunities.

        Also, we have continued our marketing strategy designed to enhance awareness of our company among local and regional operators of skilled nursing, assisted living, independent living and memory care properties in certain states. The marketing campaign highlights our low-levered balance sheet, our access to capital to invest, our ability and interest in doing small transactions, our strong but small management team and our many years in the industry.

        As a result of these efforts, in 2013 we grew substantially by funding a mortgage loan of approximately $124.4 million, purchasing real estate assets of approximately $15.6 million, excluding transaction fees, and provided $45.0 million of investment commitments, including the purchase of land. Also during 2013, we completed and opened a 120-bed skilled nursing property in Texas, a 60-unit memory care property in Colorado and a 77-unit combination assisted living and memory care property in Kansas. Our 2013 year-over-year revenue growth was 13.5% and our year-over-year normalized funds from operations growth was 14.8%.

        In addition, we sold 4,025,000 shares of common stock in a public offering at a price of $44.50 per share, before fees and costs of $7.7 million, and received net proceeds of $171.4 million. We also sold 8-year 3.99% senior unsecured term notes in the amount of $70.0 million.

        Finally, as the stock performance graph in our Form 10-K for 2013 shows, $100 invested in LTC common stock on December 31, 2008 would be worth $234.75 on December 31, 2013, as compared to $214.56 from a like investment in the NAREIT Equity REIT Index, or $228.19 in the Standard & Poors 500 Stock Index.

2013 Compensation Highlights

        We seek to closely align the interests of our named executive officers (or NEOs) with those of our stockholders. Accordingly, we have structured our executive compensation program to support this alignment, with relatively lower base salaries and by delivering a greater proportion of total compensation through annual bonus and long-term equity incentive opportunities.

        In view of their accomplishments and our financial performance during 2013, the Compensation Committee and the Board approved:

  •
  Base salary increases for executives and other members of the management team;

  •
  Annual bonuses for the NEOs with respect to 2013 performance.

2014 Cash Bonus Incentive Plan and Employment Agreements

        For 2014 we are implementing a new Cash Bonus Incentive Plan applicable to the Chief Executive Officer, Executive Vice President and Chief Financial Officer and Executive Vice President and Chief Investment Officer. The new plan has defined incentive opportunities for each executive based on achievement of funds from operations (or FFO) and new investments goals. The Cash Bonus Incentive

Plan is described in further detail under "Executive Compensation Practices" of this Executive Compensation Discussion and Analysis.

        In addition, for 2014 the Compensation Committee intends to propose amendments to the employment agreements for the NEOs to, among other provisions, (i) replace single trigger with double trigger change-in-control benefits; (ii) remove tax gross-up benefits; and (iii) remove lifetime health benefits.

2013 "Say-On-Pay" Vote

        At LTC's 2013 Annual Meeting of Stockholders, approximately 94% of the votes cast in the advisory "say-on-pay" vote were voted for approval of the named executive officer compensation as disclosed in the 2013 proxy statement. The Board of Directors and Compensation Committee have considered the results of the 2013 "say-on-pay" vote and believe that the overwhelming support by our stockholders indicates they generally are supportive of our approach to executive compensation. This support was one of the factors the Board of Directors and Compensation Committee took into account in not making material changes to our compensation philosophy for executive officers or the components of executive compensation. The Board of Directors and Compensation Committee will continue to consider "say-on-pay" votes in formulating future executive compensation policies and decisions.

Corporate Governance Highlights

        We seek to maintain good governance standards, including with respect to the oversight of our compensation policies and practices. Following are highlights of the policies and practices in effect during 2013:

  •
  In 2013, we amended our Insider Trading Policy to include prohibitions on hedging and pledging of our common stock covering all employees and directors;

  •
  In 2013, we adopted a cash incentive compensation Clawback Policy in the event of an accounting restatement;

  •
  We maintain a separate "lead independent director" role in our leadership structure for our Board;

  •
  The Compensation Committee is comprised solely of independent directors; and

  •
  We have stock ownership guidelines in place for our executives and independent directors and all executives and directors are in compliance. In addition, for 2014, we significantly increased the ownership requirements (multiples) for our executives and directors.

Executive Compensation Program Philosophy and Objectives

        We endeavor to ensure that the compensation programs for our executive officers are effective in attracting and retaining key executives responsible for our company's success and are administered in appropriate fashion in the long-term interests of our company and our stockholders. Through the oversight of the Compensation Committee, we seek to align total compensation for executive management with our overall performance as well as the individual performance of each executive officer.

        Our executive compensation policies may be summarized as follows:

  (1)
  Our compensation programs are designed to attract, motivate and retain qualified key executives;

  (2)
  An executive's salary, bonuses and incentive compensation and other benefit programs should reflect both our company's performance as a whole and the executive's individual performance and effort; and

  (3)
  Our compensation programs should enable the executive to have a financial interest in our company that parallels the financial interests of our stockholders.

        We encourage you to read this Executive Compensation Discussion and Analysis for a detailed discussion of our executive compensation program, including information about the fiscal 2013 compensation of the NEOs.

Executive Compensation Program Elements

        We seek to achieve our compensation program objectives through the following key compensation elements: base salary, annual bonus opportunity, long-term equity incentive opportunity and severance upon termination of the executive officers' employment under certain conditions or change in control of our company. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives as follows:

          Base salary— attract, motivate, and retain qualified key executives. We believe the base salary should reflect job responsibilities, value to our company, individual performance/expertise and competitiveness of the market for the executive's services/salary norms for persons in comparable positions at comparable companies.

          Annual bonuses— reward company performance and individual performance and effort. We believe the annual bonus should be linked to individual performance and to our company's performance as a whole, and where practicable, should be related to variables under our management's control. Annual bonuses are paid out on a short-term basis and are designed to reward performance for that period.

          Long-term equity incentives— align executives' financial interests with those of our stockholders. We believe that long-term compensation should motivate and reward the creation and preservation of long-term stockholder value. Long-term equity incentives are typically earned and paid out on a longer-term basis and are designed to reward performance over one or more years.

          Severance— attract, motivate and retain qualified key executives. We believe that providing our executives with severance and other benefits upon termination of employment or change in control is consistent with the severance protections offered by similar companies and is an integral part of total executive compensation.

        Base salaries and severance are designed primarily to attract, motivate and retain qualified key executives. These are the elements of our executive compensation program where the value of the benefit in any given year is typically not variable. We believe that it is important to provide executives with predictable benefit amounts that reward the executive's continued service. Base salaries are paid out on a short-term basis and are intended to attract and motivate executives. Severance and other benefits are paid out on a longer-term basis such as upon termination of employment or change in control of our company and are designed to aid in retaining executives.

Compensation Committee

        The Compensation Committee reviews and approves the compensation of our executive officers and determines our general compensation policy. The Compensation Committee considers risk in making the compensation decisions. The Compensation Committee is also responsible for the administration of our Equity Participation Plans. We have a 2008 Equity Participation Plan under which 600,000 shares of common stock have been reserved for awards, including nonqualified stock options grants and restricted common stock grants to officers, employees, non-employee directors and consultants. The Compensation Committee is authorized to determine the options and restricted common stock awards to be granted under such plan and the terms and provisions of such options and restricted common stock awards. The Compensation Committee determines the base salary, annual bonus and long-term equity incentives of our Chief Executive Officer. Wendy L. Simpson, our Chairman, Chief Executive Officer and President, recommends to the Compensation Committee the base salary, annual bonus and long-term compensation levels for all of our other officers. None of the other senior executive officers had any role in determining or recommending the form or amount of the compensation of the other senior executive officers.

Competitive Considerations

        In determining the level and composition of compensation for the executive officers, the Compensation Committee considers various corporate performance measures, both in absolute terms and in relation to similar companies, and individual performance measures. Although the Compensation Committee considers FFO per share as an important measure of our performance, the Compensation Committee in 2013 did not apply any specific quantitative formula in making compensation decisions. However, effective for 2014, the Compensation Committee has established specific quantitative measurements and targets based upon our company's FFO and new investments to determine the annual bonus awards for our senior executive officers as described in "Cash Bonus Incentive Plan" below. The Compensation Committee also may evaluate the following factors in establishing executive compensation: (a) comparative compensation surveys and other material concerning compensation levels and stock grants at similar companies; (b) our historical compensation levels and stock awards; (c) overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent; (d) financial performance of other real estate investment trusts relative to market condition; and (e) from time to time, the Compensation Committee may seek the advice of an independent compensation consultant in assessing its overall compensation philosophy. The Compensation Committee assigns no specific weight to any of the factors discussed above in establishing executive compensation. In determining the appropriate levels of compensation to be paid to executive officers, we do not generally factor in amounts realized from prior compensation.

        While the Compensation Committee may review broad-based third party compensation surveys in determining the reasonableness of our executive officers compensation, compensation levels are not set by reference to any percentile or benchmark within any peer group of companies or otherwise. Consistent with our compensation philosophies described above, our goal is to provide each executive officer with a current compensation package that is at market based upon the Compensation Committee's perception of comparable executives at comparable companies, including real estate investment trusts.

Compensation Consultant

        Pursuant to its charter, the Compensation Committee has the authority to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis, and implementation of compensation programs for our executive officers. The Compensation Committee's practice has been to retain an independent compensation consultant approximately every three years to assist the Compensation Committee with its responsibilities related to our executive officer and director compensation.

        In November 2010, the Compensation Committee retained Pearl Meyer & Partners, LLC (or PM&P) as an independent compensation consultant to conduct a comprehensive review of our company's executive compensation programs. PM&P provided a report of its review to the Compensation Committee in February 2011. The Compensation Committee continued to reference the

2011 PM&P report in making executive compensation decisions for 2012 and 2013. A discussion of the 2011 PM&P report is contained in the Executive Compensation Discussion and Analysis of our definitive proxy statement for the 2012 Annual Meeting of Stockholders.

        In December 2013, the Compensation Committee again retained PM&P as an independent compensation consultant to conduct a comprehensive review of our company's executive compensation programs. PM&P provided a report of its review to the Compensation Committee in February 2014; see "Executive Compensation Review" below for further details. The Compensation Committee referenced the comprehensive 2014 PM&P report in making bonus determinations for 2013 and broader executive compensation decisions for 2014.

        After review and consultation with PM&P, the Compensation Committee has determined that PM&P is an independent advisor and no conflict of interest resulting from retaining PM&P exists currently or existed during the year ended December 31, 2013. In reaching these conclusions, the Compensation Committee considered NYSE listing standards and the factors listed below:

  •
  PM&P does not provide any other services to the company outside of executive and director compensation advisory services;

  •
  PM&P's fees for executive and director compensation consulting services provided to the Compensation Committee in fiscal year 2013 were less than 1% of PM&P's 2013 revenues;

  •
  PM&P maintains a formal conflicts policy designed to prevent conflicts of interest and preserve PM&P's independence;

  •
  None of the PM&P consultants who directly advise the Compensation Committee have business or personal relationships with Compensation Committee members;

  •
  None of the PM&P consultants who directly advise the Compensation Committee, or PM&P, have business or personal relationships with the company's executive officers; and

  •
  None of the PM&P consultants who directly advise the Compensation Committee have direct ownership in the company's equity securities.

        PM&P consults with the company's management only with the Compensation Committee's knowledge and approval, as necessary to obtain compensation, performance and other data for the executives and the company so that it can effectively support the Compensation Committee with appropriate competitive market information and relevant analyses.

Executive Compensation Review

        As discussed above, in December 2013 PM&P was engaged by the Compensation Committee to conduct a comprehensive review of our executive compensation programs. The review was completed in February 2014 and included the following:

  •
  Assisting with the development of a Peer Group for compensation comparisons; consisting of healthcare and other California real estate investment trusts ("REITs") with total assets and/or market capitalization generally similar to the Company;

  •
  Conducting a review of the competitiveness of current compensation levels, programs and arrangements provided to the company's executive officers, including the named executive officers;

  •
  An assessment of compensation and incentive plan provisions and employment agreement terms among the Peer Group REITs;

  •
  Review of the proposed Cash Bonus Incentive Plan; and

  •
  Conducting a competitive assessment of our non-employee director compensation program.

        In evaluating and selecting companies for inclusion in the peer group, the Compensation Committee considered REITs with a healthcare focus and/or primary operations in California, recognizing that business model differences may have an impact on size comparisons. The Peer Group includes the following sixteen REITs with assets ranging from $500 million to $4 billion:

  •
  American Assets Trust, Inc.

  •
  Aviv REIT, Inc.

  •
  BRE Properties Inc.

  •
  Excel Trust, Inc.

  •
  Healthcare Realty Trust Incorporated

  •
  Healthcare Trust of America, Inc.

  •
  Hudson Pacific Properties, Inc.

  •
  Medical Properties Trust Inc.

  •
  National Health Investors Inc.

  •
  Omega Healthcare Investors Inc.

  •
  One Liberty Properties Inc.

  •
  PS Business Parks Inc.

  •
  Retail Opportunity Investments Corp.

  •
  Sabra Health Care REIT, Inc.

  •
  Sunstone Hotel Investors Inc.

  •
  Terreno Realty Corp.

        The table below summarizes the company's total assets and market capitalization relative to the Peer REITS:

($ millions)	Total Assets as of 12/31/13	Market Cap. as of 12/31/13
25th Percentile	$1,303	$965
Median	$1,982	$1,563
75th Percentile	$2,790	$2,115
LTC Properties Inc.	$931	$1,230
LTC Percent Rank	10	40

Source: SNL Financial

        In developing market levels of compensation PM&P supplemented data from the Peer REITs with data from selected compensation surveys to develop estimated market levels for the company's executives. The compensation surveys included real estate industry surveys as well as additional general industry surveys. Among the compensation surveys, positions were matched to organizations of similar revenue or asset size.

        PM&P compared the Company's 2013 total direct compensation (base salary, annual and long-term incentives) for each executive position against the market compensation levels for similar executives in the Peer Group and the compensation surveys. The company's aggregate total direct compensation was somewhat below the 50th percentile of the market.

        The Compensation Committee used the results of the review to inform 2013 bonus determinations and 2014 compensation decisions.

Executive Compensation Practices

Base Salaries

        Base salaries are reviewed and adjusted by the Compensation Committee on an annual basis. We typically pay base salaries in cash at regular intervals throughout the year. The Compensation Committee seeks to ensure that the base salaries are established at levels considered appropriate in light of responsibilities and duties of our executive officers as well as at levels competitive to amounts paid to executive officers of other real estate investment trusts. In determining an individual executive's actual base salary, the Compensation Committee also considers other factors, which may include the executive's past performance and contributions to our success.

        Our named executive officers each have an employment agreement (see "Description of Employment Agreements" below) granting them the contractual right to receive a fixed base salary as disclosed in the "Summary Compensation Table" below.

        Based on the recommendations received from the Chief Executive Officer (except with respect to the Chief Executive Officer's own salary) and taking into account the company's performance and the 2011 PM&P report, the Compensation Committee approved the following increases to base salaries for the named executive officers. Base salary increases were effective June 1, 2013. The following table summarizes salary adjustments approved by the Compensation Committee for 2013.

Named Executive Officer	2013 Base Salary	2012 Base Salary	Year over Year Increase
Wendy L. Simpson	$600,000	$525,000	14.3%
Pamela Shelley-Kessler	$360,000	$300,000	20.0%
Clint B. Malin	$360,000	$300,000	20.0%
Peter G. Lyew	$180,000	$165,000	9.1%
Caroline L. Chikhale	$170,000	$150,000	13.3%

Annual Bonuses

        Bonuses are awarded based on our overall performance and individual performance of each executive officer. We typically pay annual cash bonuses; however, bonuses may be awarded in other forms, such as stock awards, in lieu of cash payments. Bonus amounts awarded may vary from year to year and are typically paid, or awarded, at the end of the period for which performance is being rewarded. Annual bonuses for executive officers are awarded by the Compensation Committee within its discretion and after considering the Chief Executive Officer's recommendations.

        In formulating bonus recommendations, the Chief Executive Officer takes into consideration the company's performance, individual executive performance, and the executive's total compensation package including base salary, equity awards and annual dividends earned on outstanding unvested equity awards.

        In determining bonuses, the Compensation Committee evaluates the performance of our company for the year compared to other real estate investment trusts and the overall market. Accomplishments during 2013 included the following:

  •
  Acquired a 120-bed skilled nursing property in Florida which was included in a master lease at an incremental cash yield of 8.75% and a 10-year term for $14.4 million, excluding transaction fees;

  •
  Committed $19.6 million for the purchase of two parcels of land for $2.1 million and to construct two free-standing memory care properties in Colorado for a total of 108 units;

  •
  Entered into a pipeline agreement whereby we have the exclusive opportunity to finance senior housing development projects or acquisitions through May 2018;

  •
  Completed and opened a 120-bed skilled nursing property in Texas, a 60-unit memory care property in Colorado and a 77-unit combination assisted living and memory care property in Kansas;

  •
  Originated a $124.4 million mortgage loan secured by 15 skilled nursing properties with a total of 2,092 beds in Michigan at an initial rate of 9.53% and 30-year term;

  •
  Issued 4,025,000 shares of common stock at a price of $44.50 per share, before fees and costs of $7.7 million, and received $171.4 million of net proceeds;

  •
  Sold $70.0 million aggregate principal amount of 3.99% senior unsecured notes fully amortizing to maturity in November 2021.

        The Compensation Committee did not rely upon any specific performance targets or measurements related to our company when determining bonuses. Overall company performance was evaluated relative to stockholder value and return over the year, revenue growth, new investment levels relative to market constraints and external factors outside the control of our company.

        In considering the Chief Executive Officer's bonus recommendations, the Compensation Committee seeks to ensure that bonuses are established at levels considered appropriate in light of responsibilities and duties of our executive officers as well as at levels competitive to amounts paid to executive officers of other real estate investment trusts. In determining the individual bonus amounts the Compensation Committee considered the responsibilities and duties of our executive officers, the executive officers total compensation package including raises and equity awards, competitive amounts paid to executive officers at other real estate investment trusts, and the executive's performance and contributions to our success.

        For 2013, there were no specific performance targets or measurements for our executive officers that impact their bonuses. None of our executive officers have a contractual right to receive a fixed actual or target bonus for any given year. However, Ms. Simpson's employment agreement provides for an annual target bonus equal to 100% of her base salary awarded at the sole discretion of the Board of Directors. The following table shows the aggregate 2013 bonuses awarded to our Named Executive Officers for services provided in 2013, which amounts are reflected in the "Summary Compensation Table" below. Discretionary cash bonuses awarded for 2013 performance were paid in 2014.

Named Executive Officer	Discretionary Cash Bonus
Wendy L. Simpson	$580,000
Pamela Shelley-Kessler	250,000
Clint B. Malin	250,000
Caroline L. Chikhale	70,000
Peter G. Lyew	50,000

Cash Bonus Incentive Plan

        Effective for 2014, the Compensation Committee approved and the company is implementing a Cash Bonus Incentive Plan to provide an annual incentive bonus for selected executive officers. Under the plan, each participating executive will have a range of bonus opportunities (threshold, target and maximum) defined as a percentage of base salary. For 2014, Ms. Simpson, Ms. Shelley-Kessler, and Mr. Malin will participate in the Cash Bonus Incentive Plan, with the following range of bonus opportunities:

        For 2014, the following performance measures and weightings will be utilized for the plan:

  •
  Diluted Normalized FFO per share will determine 40% of the overall bonus;

  •
  New Investments will determine 10% of the overall bonus; and

  •
  Subjective factors will determine 50% of the overall bonus.

        FFO, as defined by the National Association of Real Estate Investment Trusts (or NAREIT), means net income available to common stockholders and "Normalized FFO" adjusted for non-cash interest related to earn-out liabilities and non-recurring one-time items. The company's "Diluted Normalized FFO", including the means of calculating it, is disclosed in our annual earnings release. The Board may adjust the Diluted Normalized FFO component to reflect the pro forma impact of changes to the company's capital structure, strategic changes and other items, at the Board's discretion, that were not contemplated at the time of adoption of the Cash Bonus Incentive Plan.

        Threshold, target and stretch (maximum) performance goals for 2014 have been established for Diluted Normalized FFO per share and new investments. Since the target goals represent a significant increase relative to our 2013 actual results for these metrics, the Compensation Committee believes the goals to be sufficiently challenging and difficult to achieve. Actual 2014 performance relative to the goals will determine the actual bonus amounts earned, with payouts interpolated for performance between threshold and target or between target and maximum.

        The subjective component of the bonus includes factors such as individual performance, capital structure management, credit ratings, dividend growth and total stockholder return relative to peers. Performance achievement and payouts for the subjective component will be determined at the discretion of the Compensation Committee.

        The other named executive officers continue to be eligible to receive cash bonuses for 2014 within the discretion of the Compensation Committee in the same manner as prior years and as described above under "Annual Bonuses".

Long-Term Equity Incentives

        Long-term incentives are designed to align the executives' financial interests with those of our stockholders. Therefore, our long-term incentive compensation for our executive officers has historically taken the form of a mix of restricted common stock and stock option awards. The Compensation

Committee does not have a formula for determining the mix of restricted common stock and/or stock options awarded. Awards are made on an individual basis and are not granted at any pre-determined time during the year. Restricted common stock and stock option awards typically vest ratably over a three to five-year period and are generally subject to the individual executive officer's continued employment. The level of long-term incentive compensation is determined by the Compensation Committee based on an evaluation of competitive factors in conjunction with total compensation provided to each individual executive officer. The relevant weight given to each of these factors varies from individual to individual. Stock price performance has not been a factor in determining annual compensation because the price of our common stock is subject to a variety of factors outside of our control. We do not have an exact formula for allocating between cash and non-cash compensation. Nor do we have a policy for allocating between long-term and currently paid out compensation.

        The grant date of an equity award is typically the date the Compensation Committee approves the equity award. The grant date may also be a future date from the date of approval as specified by the board resolution. In no instances has the grant date been retroactive or prior to the date the Compensation Committee approved the equity award. For long-term incentive awards in the form of stock options, the exercise price is the closing price of our company's stock as reported by the NYSE on the grant date. The Compensation Committee has not and does not time the granting of equity awards with any favorable or unfavorable news released by us.

        Under our 2008 Equity Participation Plan (or 2008 Plan), awards may be granted including stock options (incentive or non-qualified), stock appreciation rights, restricted common stock, deferred stock and dividend equivalents. We reserved 600,000 shares of common stock for issuance under this plan. As of December 31, 2013, there were 202,521 shares of common stock reserved for issuance under the 2008 Plan. The 2008 Plan is administered by the Compensation Committee which sets the terms and provisions of the awards granted under the plan. Incentive stock options, stock appreciation rights, restricted common stock, deferred stock and dividend equivalents may only be awarded to officers and other full-time employees to promote our long-term performance and specifically, to retain and motivate senior management to achieve a sustained increase in stockholder value. Non-qualified stock options, stock appreciation rights, restricted common stock, deferred stock and dividend equivalents may be awarded to non-employee directors, officers, employees, consultants and other key persons who provide services to us. The Compensation Committee reviews and evaluates the overall compensation package of the executive officers and determines the awards based on our overall performance and the individual performance of the executive officers.

        During 2013, the Compensation Committee approved an award of 20,000 restricted common shares to Ms. Simpson as part of bonuses but related to services provided in 2012. These shares will vest on June 1, 2016. In February 2014, the Compensation Committee approved an award of restricted common shares to the Chief Executive Officer and the Chief Executive Officer recommended and the Compensation Committee approved an award of restricted common shares to Mses. Shelley-Kessler and Chikhale and Messrs. Malin and Lyew. The following table shows the awards, which reflect the aggregate long-term equity incentives awarded to our Named Executive Officers to date in 2014.

Named Executive Officer	Restricted Stock Value(1)	Number of Restricted Stock
Wendy L. Simpson	$736,200	20,000
Pamela Shelley-Kessler	588,960	16,000
Clint B. Malin	588,960	16,000
Caroline L. Chikhale	73,620	2,000
Peter G. Lyew	36,810	1,000

(1)
Awarded in 2014 as bonus but related to services provided in 2013. These shares vest ratably over a three-year period from the grant date.

        In approving the restricted common stock awards, the Compensation Committee took into consideration the executive's historical performance and contributions, total ownership levels and the value of equity delivered historically, the below-market positioning of the executives' base salaries and the company's desire to retain the executives by providing a meaningful long-term incentive award to each executive which is aligned with stockholder interests. The magnitude of the awards combined with a future vesting date effectively serves as a retention vehicle.

Severance and Other Benefits Upon Termination of Employment or Change in Control

        As discussed in greater detail in the section "Employment Agreements" below, we have provided our executive officers with severance and other benefits upon termination of employment or a change in control of our company. We believe that we need to provide our executive officers with severance protections that are competitive with severance protections offered by companies similar to ours. We believe the severance protections we have provided our executive officers are consistent with our compensation objective to attract, motivate and retain qualified key executives.

        We believe that severance should be payable to our executive officers if their employment is terminated for any reason, except for a termination for cause or a voluntary resignation. The amount of cash severance we have agreed to pay and other severance benefits we extend to our executive officers upon such an occurrence is intended to help them avoid financial hardship during the period of time when the executive officer is likely to be unemployed and seeking new employment. If the executive officer's employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason, then we have agreed to pay the officer a lump sum severance payment equal to the following:

Chief Executive Officer	Four times base salary
Chief Financial Officer	One times base salary
Executive Vice Presidents	One times base salary
Vice Presidents	One times base salary

        Additionally, we have agreed to extend medical and dental insurance coverage for up to 18 months at our expense to the executive officer. We also have agreed to provide Ms. Simpson with health insurance benefits for life if Ms. Simpson's employment terminates for any reason except for a termination for cause or a voluntary resignation without good reason. We may elect to pay Ms. Simpson a one-time cash payment of $250,000 in lieu of continuing health insurance benefits.

        Further, under the standard terms of our equity award agreements, unvested options, restricted stock, and other equity awards will accelerate and vest if the employment of a grantee terminates for any reason, such as, death, disability, termination without cause, or a resignation with good reason.

        We believe that severance should be payable to our executive officers upon a change of control because a change of control transaction creates uncertainty regarding the continued employment of the executive officers. The amount of cash severance we have agreed to pay and other severance benefits we extend to our executive officers upon a change of control is intended to encourage the executive officers to remain employed by us during an important time when their prospects for continued employment following the change of control transaction are often uncertain.

        Upon a change in control of our company whether or not the officer's employment is terminated, we have agreed to pay the officer a severance payment in cash equal to the following:

Chief Executive Officer	$3,000,000
Chief Financial Officer	Two times base salary
Executive Vice Presidents	Two times base salary
Vice Presidents	Two times base salary

        Further, upon a change of control all stock options and/or restricted common stock automatically vest. We have agreed to provide Ms. Simpson with health insurance benefits for life upon change of control of our company whether or not Ms. Simpson's employment is terminated. We may elect to pay Ms. Simpson a one-time cash payment of $250,000 in lieu of continuing health insurance benefits. The Compensation Committee believes that a change of control typically results in a constructive termination of the executive officer's employment and therefore designed severance protection effective upon a change of control, rather than actual termination in the event of a change of control of our company.

        The Compensation Committee believes that there are several situations that could result in equivalent continuing health care coverage not being available to these executives as a result of an action taken by us or a transaction involving our company. The provision of continuing health insurance benefits was included in the evaluation of the overall compensation package we have provided to our Chief Executive Officer. The buyout clause was designed to limit our exposure to increasing health insurance costs.

        If any payment or benefit received by Ms. Simpson from us subjects her to excise taxes under the "golden parachute" rules on payments and benefits, then she will be entitled to receive an additional amount (a "gross-up payment" to make her whole for these excise taxes and for all taxes on the gross-up payment). Notwithstanding the foregoing, we will have no liability if an executive officer's employment is terminated for cause or by voluntary resignation without a good reason.

401(k) Savings Plan

        We have a 401(k) Savings Plan which is a defined contribution plan covering all of our employees. Each year participants may contribute up to 15% of pre-tax annual compensation. In 2014, the contributions may not exceed $17,500, or $23,000 if the employee is 50 years or older. We match up to 3% of salaries for our vice presidents and contribute 3% of the individual's salary for staff that open an account. We will not contribute any amount, nor match contributions for our executive officers at the senior vice president level and higher.

Benefits

        With limited exceptions, the Compensation Committee's policy is to provide benefits to executive officers that are substantially the same as those offered to other officers of our company at or above the level of vice president. Except for the lifetime health insurance benefits described in "Severance and Other Benefits Upon Termination of Employment or Change in Control" above and the supplemental medical insurance discussed below, the employee benefits programs in which our executive officers participate (which provide benefits such as medical, dental and vision benefits coverage, life insurance protection, and 401(k) savings plan) are generally the same programs offered to all of our full-time employees. Our officers at the level of vice president and above are eligible to participate in a supplemental medical insurance program which provides participants with reimbursements for eligible out-of-pocket medical expenses such as primary insurance co-payments, deductibles, and certain elective medical procedures not covered by the employee's primary insurance policy. Amounts reimbursed to our executive officers during 2013 are included in the "Summary Compensation Table" below.

Stock Ownership Guidelines

        We encourage our executives to hold our company's stock on a long-term basis. The following table represents the company's stock ownership guidelines for our executive officers and independent directors (reflects the increased requirements adopted in February 2014):

Chief Executive Officer	Six times base salary
Chief Financial Officer	Three times base salary
Executive Vice Presidents	Three times base salary
Vice Presidents	One times base salary
Independent Directors	Five times annual fee

        The company's stock ownership guidelines recommend that the Chief Executive Officer, Chief Financial Officer, Executive Vice Presidents and Vice Presidents achieve the targeted level of ownership within three years from the date of hire, promotion or appointment. Also, the stock ownership guidelines recommend that the independent directors achieve the targeted level of ownership within five years from date of election. At this time all of our executive officers and independent directors, except for Mr. Pieczynski, hold at least the full amount of the guideline. The Nominating and Governance Committee receives from the company a quarterly report on executive and independent director stock ownership of company stock.

Prohibition on Pledging and Hedging Stock

        Pursuant to the company's Insider Trading Policy, as amended in May 2013, we prohibit our executives and directors from pledging their shares in our company's stock or hedging the economic risk of ownership in our company's stock. All of our executive officers and directors are in compliance with these anti-pledging and anti-hedging provisions.

Tax and Accounting Considerations

Policy with Respect to Section 162(m)

        Section 162(m) of the Code denies deduction for Federal income tax purposes for certain compensation in excess of $1,000,000 paid to certain executive officers, unless certain performance, disclosure, stockholder approval and other requirements are met. The Compensation Committee periodically reviews the effects of its compensation programs with regard to Code Section 162(m). We periodically evaluate alternatives to ensure executive compensation is reasonable, performance-based, and consistent with our overall compensation objectives. The Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. Interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control may affect the deductibility of certain compensation payments. The Compensation Committee may consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Tax Withholding

        We permit our employees and directors to elect to withhold shares of stock to satisfy their tax withholding requirements upon the vesting of restricted stock.

Clawback Policy

        We have adopted a policy granting the company the discretion to recoup from Section 16 officers, including each currently serving NEO, all cash bonuses paid that would not have been paid if performance had been measured in accordance with restated financials, for the periods covering any of the three fiscal years preceding a restatement (other than to comply with changes in applicable accounting principles).

        The Board of Directors is responsible for the interpretation and enforcement of this Clawback Policy. We plan to amend this policy as needed to comply with the additional requirements of the Dodd-Frank Act after the SEC adopts new regulations implementing those requirements.

Compensation Risk Assessment

        We have reviewed our compensation policies and practices to determine whether risks arising from our compensation policies and practices for employees are reasonably likely to have a material adverse effect on our company. The review included assessment of our various compensation programs and consideration of risk mitigating factors. We believe that our compensation policies and practices for employees do not present risks that are reasonably likely to have a material adverse effect on our company. We generally take a conservative approach to managing our business. Although some risk taking is necessary to manage and grow any business, we believe our compensation policies and practices do not encourage unnecessary or excessive risk taking and do not promote short term rewards for management decisions that could pose long-term risks to our company. With particular respect to compensation of our executive officers:

  •
  the Compensation Committee exercises discretion in determining cash bonuses and equity awards to executive officers;

  •
  awards of restricted stock with long-term vesting periods provides executive officers with an incentive to make decisions that contribute to long-term performance of our company;

  •
  our Clawback Policy provides our company with recourse in the event of material non-compliance with any financial reporting requirement that leads to a material or significant restatement; and

  •
  stock ownership guidelines for executive officers further aligns their personal wealth with the long-term performance of our company.

 SUMMARY COMPENSATION TABLE

        This table presents information regarding compensation of our Named Executive Officers for services provided in 2013, 2012 and 2011.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)		Options Awards(2)	All other Compensation(3)	Total
Wendy L. Simpson	2013	$568,750	$580,000	$736,200	(4)	$—	$2,157	$1,887,107
Chairman, Chief	2012	514,583	650,000	725,200	(5)	—	2,366	1,892,149
Executive Officer and	2011	465,000	—	953,100	(7)	—	7,946	1,426,046
President
Pamela Shelley-Kessler	2013	335,000	250,000	588,960	(4)	—	10,771	1,184,731
Executive Vice President,	2012	289,583	300,000	349,000	(6)	—	7,605	946,188
Chief Financial Officer and	2011	250,000	275,000	193,797	(7)	—	12,696	731,493
Corporate Secretary
Clint B. Malin	2013	335,000	250,000	588,960	(4)	—	2,584	1,176,544
Executive Vice President	2012	289,583	300,000	349,000	(6)	—	5,766	944,349
and Chief Investment Officer	2011	235,417	275,000	193,797	(7)	—	5,983	710,197
Caroline L. Chikhale	2013	161,667	70,000	73,620	(4)	—	16,196	321,483
Vice President, Controller	2012	143,750	85,000	69,800	(6)	—	18,640	317,190
and Treasurer	2011	127,686	80,000	127,080	(7)	—	12,942	347,708
Peter G. Lyew	2013	173,750	50,000	36,810	(4)	—	8,229	268,789
Vice President and	2012	158,750	60,000	34,900	(6)	—	5,407	259,057
Director of Taxes	2011	147,500	70,000	63,540	(7)	—	4,966	286,006
T. Andrew Stokes(8)	2013	62,500	—	—		—	260,438	322,938
Former Senior Vice	2012	245,833	75,000	—		—	7,998	328,831
President, Marketing and	2011	215,000	180,000	—		—	16,117	411,117
Strategic Planning

(1)
Bonuses awarded for 2013, 2012 and 2011 performance were paid in 2014, 2012 and 2012, respectively.
(2)
Represents the fair value on the grant date of the stock awards and option awards granted, as required by SEC rules. Under U.S. generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted is generally recognized over the vesting periods applicable to the awards. For a discussion of the assumptions and methodologies used to value the stock awards and option awards granted refer to Note 10. Equity of Notes to Consolidated Financial Statements included in the Company's 2013 Annual Report on Form 10-K.
(3)
Represents supplemental health insurance benefits, our match of up to 3% of the individual's salary under our 401(k) savings plan for our vice presidents and severance paid to Mr. Stokes. During 2013, 2012, and 2011, Mses. Simpson and Shelley-Kessler and Messrs. Malin and Stokes were not eligible for 401(k) matching. During 2013, 2012 and 2011, Ms. Chikhale and Mr. Lyew received the following 401(k) matching and supplemental health insurance benefits.

Named Executive Officer	Year	401(k) Matching	Supplemental Insurance Plan	Severance	Total All Other Compensation
Caroline L. Chikhale	2013	$4,850	$11,346	$—	$16,196
	2012	4,313	14,328	—	18,640
	2011	3,844	9,098	—	12,942
Peter G. Lyew	2013	5,213	3,016	—	8,229
	2012	4,763	645	—	5,407
	2011	4,439	527	—	4,966
T. Andrew Stokes	2013	—	10,438	250,000	260,438
	2012	—	7,998	—	7,998
	2011	—	16,117	—	16,117

(4)
Named Executive Officers received the following restricted common stock awards on February 12, 2014. This award relates to services provided in 2013. These shares vest ratably over a three-year period from the grant date.

Named Executive Officer	Restricted Stock Value	Number of Restricted Stock
Wendy L. Simpson	$736,200	20,000
Pamela Shelley-Kessler	588,960	16,000
Clint B. Malin	588,960	16,000
Caroline L. Chikhale	73,620	2,000
Peter G. Lyew	36,810	1,000
(5)
Ms. Simpson was awarded 20,000 restricted common shares on January 7, 2013 for services provided in 2012. These shares will all vest on June 1, 2016.
(6)
Named Executive Officers, except Ms. Simpson, received the following restricted common stock awards on December 20, 2012. This award relates to services provided in 2012. The shares granted to Ms. Shelley-Kessler and Mr. Malin will all vest on December 20, 2015. The shares granted to Ms. Chikhale and Mr. Lyew vest ratably over a five-year period from the grant date.

Named Executive Officer	Restricted Stock Value	Number of Restricted Stock
Pamela Shelley-Kessler	$349,000	10,000
Clint B. Malin	349,000	10,000
Caroline L. Chikhale	69,800	2,000
Peter G. Lyew	34,900	1,000
(7)
Named Executive Officers received the following restricted common stock awards on January 10, 2012. This award relates to services provided in 2011. The shares granted to Ms. Simpson will all vest on June 15, 2015. The shares granted to Ms. Shelley-Kessler and Mr. Malin will all vest on January 10, 2016. The shares granted to Ms. Chikhale and Mr. Lyew vest ratably over a five-year period from the grant date.

Named Executive Officer	Restricted Stock Value	Number of Restricted Stock
Wendy L. Simpson	$953,100	30,000
Pamela Shelley-Kessler	193,797	6,100
Clint B. Malin	193,797	6,100
Caroline L. Chikhale	127,080	4,000
Peter G. Lyew	63,540	2,000
(8)
Mr. Stokes retired effective March 31, 2013.

Description of Employment Agreements

        The following table provides details regarding the employment agreements for our Named Executive Officers during the year ended December 31, 2013:

Named Executive Officer	Agreement Date	Agreement Term	Salary	Change of Control Severance	Termination Severance
Wendy L. Simpson(1)	12/4/07	3-year evergreen	$600,000	$3,000,000	Four times base salary
Pamela Shelley-Kessler	12/4/07	1-year evergreen	360,000	Two times base salary	One times base salary
Clint B. Malin	12/4/07	1-year evergreen	360,000	Two times base salary	One times base salary
Caroline L. Chikhale	6/10/08	1-year evergreen	170,000	Two times base salary	One times base salary
Peter G. Lyew	12/4/07	1-year evergreen	180,000	Two times base salary	One times base salary

(1)
Ms. Simpson's employment agreement provides Ms. Simpson with health insurance benefits for life if Ms. Simpson's employment with us is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason, or upon a change in control of our company whether or not Ms. Simpson's employment is terminated. However, we may elect to pay Ms. Simpson a one-time cash payment of $250,000 in lieu of continuing health insurance benefits. See "Severance and Other Benefits Upon Termination of Employment or Change in Control" above for further discussion.

        The employment agreements provide that the base salaries may be increased at the discretion of our Board. Any increase in base salary will automatically amend each executive's respective employment agreement to provide that thereafter the executive's annual base salary will not be less than the increased base salary approved by our Board. During the term of his employment by us, each officer will devote the time necessary to provide the services reasonably required by our Board and will not, without the express approval of our Board, engage for his own account or for the account of any other person or entity, in a business which competes with us.

Grants of Plan Based Awards

        During the year ended December 31, 2013, our Compensation Committee did not award stock options under our 2008 Equity Participation Plan to our Named Executive Officers. During 2013, our Compensation Committee awarded 20,000 restricted common shares under our 2008 Equity Participation Plan to Ms. Simpson as part of 2012 bonuses for services provided in 2012.

Outstanding Equity Awards at Year-End

        The following table presents information regarding the outstanding equity awards held by each Named Executive Officer as of December 31, 2013.

	Option awards					Stock awards
Named Executive Officer	Number of securities underlying unexercised options exercisable		Number of securities underlying unexercised options unexercisable	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested(1)
Wendy L. Simpson	—		—	$—	—	69,933	(4)	$2,474,929
Pamela Shelley-Kessler	10,000	(2)	—	23.79	05/15/17	28,220	(5)	998,706
Clint B. Malin	10,000	(3)	—	23.79	05/15/15	28,220	(5)	998,706
	10,000	(3)	—	23.79	05/15/16
	10,000	(3)	—	23.79	05/15/17
Caroline L. Chikhale	—		—	—	—	4,800	(6)	169,872
Peter G. Lyew	—		—	—	—	2,400	(7)	84,936

(1)
The market value is the number of shares that have not vested multiplied by the closing price of our common stock as reported by the NYSE on December 31, 2013, the last trading day of 2013.
(2)
Vested May 15, 2010.
(3)
Vested as follows: 10,000 on May 15, 2008, 2009 and 2010.
(4)
Vests as follows: 19,933 on December 31, 2014; 30,000 on June 15, 2015; 20,000 on June 1, 2016.
(5)
Vests as follows: 6,060 on December 14, 2014 and 2015; 10,000 on December 20, 2015; 6,100 on January 10, 2016.
(6)
Vests as follows: 800 on January 10, 2014, 2015, 2016 and 2017; 400 on December 20, 2014, 2015, 2016 and 2017.
(7)
Vests as follows: 400 on January 10, 2014, 2015, 2016 and 2017; 200 on December 20, 2014, 2015, 2016 and 2017.

 Option Exercises and Stock Vested During 2013

        The following table shows the number and value of stock options exercised and the number of shares and value of restricted common stock that vested related to each of our Named Executive Officers during the year ended December 31, 2013.

	Option awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise(1)	Number of shares acquired on vesting		Value realized on vesting(2)
Wendy L. Simpson	—	$—	19,932		$705,393
Pamela Shelley-Kessler	—	—	7,412		271,804
Clint B. Malin	—	—	7,253		265,595
Caroline L. Chikhale	—	—	1,325		48,049
Peter G. Lyew	—	—	725		26,465
T. Andrew Stokes	—	—	19,059	(3)	775,524

(1)
The value realized is the difference between the market price of the underlying securities at exercise, as measured by the closing price of our common stock as reported by NYSE on the date of exercise, and the exercise price times the number of shares acquired on exercise.
(2)
The value realized is the number of shares that vested multiplied by the closing price of our common stock as reported by the NYSE on the vesting date. This differs from the compensation expense disclosed in the "Summary Compensation Table" which is determined using the fair value on the grant date of the stock award.
(3)
Includes the vesting of 879 restricted common shares as scheduled on March 1, 2013 and the vesting of 18,180 restricted common shares were accelerated as a result of Mr. Stokes retirement on March 31, 2013.

Potential Payments Upon Termination or Change In Control

        We have provided our executive officers with employment contracts that provide certain benefits depending on the circumstances surrounding their termination of employment with us. In addition to the benefits described below, upon termination of employment with us, the executive officer is generally entitled to amounts or benefits earned or accrued during the term of employment, including earned but unpaid salary. We have calculated the amount of any potential payments as if the termination or change of control occurred on December 31, 2013 and therefore used the closing price of our common stock as reported by the NYSE on December 31, 2013, the last trading day of 2013.

Severance and Other Benefits Upon Termination of Employment

        As described above under "Description of Employment Agreements" the employment agreements we have with our executive officers provide for payments of severance and other benefits upon termination of employment. If the executive officer's employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason, then we have agreed to pay the officer a lump sum severance payment equal to four times base salary for Ms. Simpson and one times base salary for Mses. Shelley-Kessler and Chikhale and Messrs. Malin and Lyew. Additionally, we have agreed to extend medical and dental insurance coverage for up to 18 months, at our expense, to the executive officer. Further, we have agreed to provide Ms. Simpson with health insurance benefits for life. However, we may elect to pay Ms. Simpson a one-time cash payment of $250,000 in lieu of continuing health insurance benefits. If any payment or benefit received by Ms. Simpson from us subjects her to excise taxes under the "golden parachute" rules on payments and benefits, then we have agreed to provide her an additional "gross-up payment" to make her whole for these excise taxes and for all taxes on the gross-up payment.

        The following table lists the Named Executive Officers and the estimated amounts they would have received under their respective employment agreements if their employment with us terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason on December 31, 2013:

Name	Estimated Total Value of Cash Payments-Base Salary(1)	Estimated Total Value of Health Coverage Continuation(2)	Estimated Total Value of Equity Acceleration(3)(4)	Estimated Total Value of Excise Tax "Gross-Up"
Wendy L. Simpson	$2,400,000	$250,000	$2,474,929	$—
Pamela Shelley-Kessler	360,000	35,000	1,114,706	—
Clint B. Malin	360,000	19,000	1,346,706	—
Caroline L. Chikhale	170,000	34,000	169,872	—
Peter G. Lyew	180,000	20,000	84,936	—

(1)
Represents base salaries and termination provisions in effect at December 31, 2013.
(2)
The employment agreements state that if the executive officer's employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason, we have agreed to extend medical and dental insurance coverage for up to 18 months, at our expense, to the executive officer. Estimates provided in this table are based on amounts we paid for medical and dental insurance for our Named Executive Officers in 2013. As described above under "Description of Employment Agreements," we agreed to provide Ms. Simpson with health insurance benefits for life if Ms. Simpson's employment with us is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason. However, we may elect to pay Ms. Simpson a one-time cash payment of $250,000 in lieu of continuing health insurance benefits.
(3)
Under the standard terms of our option and restricted stock award agreements, the term of any unvested option or restricted stock will accelerate if the employment of the named executive officer terminates for any reason, such as, death, disability, termination without cause, or a resignation with good reason.
(4)
For unvested restricted common stock this amount represents the closing market price as reported by the NYSE on December 31, 2013, the last trading day of 2013. For stock options this amount represents the difference between the exercise price and the closing market price as reported by the NYSE on December 31, 2013, the last trading day of 2013.

Severance and Other Benefits Upon Change of Control

        As described above under "Description of Employment Agreements" the employment agreements we have with our Named Executive Officers provide for payments of severance and other benefits upon a change of control of our company. Upon a change in control of our company whether or not the Named Executive Officer's employment is terminated, we have agreed to pay the Named Executive Officer a severance payment in cash equal to $3,000,000 for Ms. Simpson and two times base salary for Mses. Shelley-Kessler and Chikhale and Messrs. Malin and Lyew. If any payment or benefit received by Ms. Simpson from us subjects her to excise taxes under the "golden parachute" rules on payments and benefits, then we have agreed to provide her an additional "gross-up payment" to make her whole for these excise taxes and for all taxes on the gross-up payment. Further, upon a change of control all stock options and/or restricted common stock automatically vest.

        A "Change in Control" occurs if:

          (a)   Any Person or related group of Persons (other than Executive and her Related Persons, our company or a Person that directly or indirectly controls, is controlled by, or is under common control with, our company) is or becomes the Beneficial Owner, directly or indirectly, of securities of our company representing 30% or more of the combined voting power of our company's then outstanding securities;

          (b)   The stockholders of our company approve a merger or consolidation of our company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of our company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of our company (or similar transaction) in which no Person acquires 30% or more of the combined voting power of our company's then outstanding securities shall not constitute a Change in Control;

          (c)   The stockholders of our company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by our company of all or substantially all of our company's assets; or

          (d)   A majority of the members of the Board of Directors of our company cease to be Continuing Directors.

        The following table lists the Named Executive Officers and the estimated amounts they would have received under their respective employment agreements if there had been a change of control of our company on December 31, 2013 whether or not the Named Executive Officer's employment is terminated:

Name	Estimated Total Value of Cash Payments- Base Salary(1)	Estimated Total Value of Health Coverage Continuation(2)	Estimated Total Value of Equity Acceleration(3)	Estimated Total Value of Excise Tax "Gross-Up"
Wendy L. Simpson	$3,000,000	$250,000	$2,474,929	$—
Pamela Shelley-Kessler	720,000	—	1,114,706	—
Clint B. Malin	720,000	—	1,346,706	—
Caroline L. Chikhale	340,000	—	169,872	—
Peter G. Lyew	360,000	—	84,936	—

(1)
Represents base salaries and change of control provisions in effect at December 31, 2013.
(2)
The employment agreements state that if the executive officer's employment is terminated upon a change in control of our company then the executive shall not be given the opportunity to participate in any medical or dental insurance coverage. As described above under "Description of Employment Agreements," we agreed to provide Ms. Simpson with health insurance benefits for life upon a change in control of our company whether or not Ms. Simpson's employment is terminated. However, we may elect to pay Ms. Simpson a one-time cash payment of $250,000 in lieu of continuing health insurance benefits.
(3)
For unvested restricted common stock this amount represents the closing market price as reported by the NYSE on December 31, 2013, the last trading day of 2013. For stock options this amount represents the difference between the exercise price and the closing market price as reported by the NYSE on December 31, 2013, the last trading day of 2013.

DIRECTOR COMPENSATION

        Compensation for our Board of Directors typically consists of quarterly board fees, fees for attending meetings whether in-person or by telephone, and periodic equity awards. The following table presents information regarding the compensation during 2013 earned by or paid to non-employee members of our Board of Directors. One member of our Board is also employed by us and therefore is not entitled to receive additional compensation for her services as director. Compensation information related to our employee director is included in the previous discussion and tables related to executive compensation.

Director Compensation for the Year ended December 31, 2013

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total
Boyd W. Hendrickson	$53,700	$97,734	$—	$151,434
Edmund C. King	52,300	97,734	—	150,034
Devra G. Shapiro	50,900	97,734	—	148,634
Timothy J. Triche	53,400	97,734	—	151,134

(1)
See "Equity Awards" below for the aggregate number of stock awards and option awards outstanding at year end. Represents the fair value on the grant date of the stock awards and option awards granted. Under U.S. generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted is generally recognized over the vesting periods applicable to the awards. For a discussion of the assumptions and methodologies used to value the stock awards and option awards granted refer to Note 10. Equity of Notes to Consolidated Financial Statements included in the Company's 2013 Annual Report on Form 10-K.

Quarterly Board and Meeting Fees

        The following table represents the schedule of meeting fees and quarterly fees for each non-employee director in effect during 2013:

Type of Fee(1)	January to June	July to December
Quarterly Fee	$6,750	$7,000
Quarterly Lead Director Fee	3,750	4,000
Quarterly Audit Committee Chairman Fee	3,750	4,000
Quarterly Compensation Committee Chairman Fee	2,500	2,750
Quarterly Nominating Committee Chairman Fee	2,500	2,750
Meeting Fee(2)	1,600	1,600
Committee Meeting Fee(2)	1,100	1,100

(1)
Along with meeting fees and quarterly fees, we reimburse non-employee directors for travel expenses incurred in connection with their duties as our director. Travel expense reimbursements are not included in this table.
(2)
The board meeting and committee meeting fees are paid to each non-employee director for attendance in person or telephonically at each meeting of the Board of Directors or of any committee meeting held on a day on which the Board of Directors did not meet. If a committee meeting is held on a day on which a meeting of the Board of Directors is held, there is no fee paid for the committee meeting.

Equity Awards

        Directors participate in our 2008 Equity Participation Plan which permits the Compensation Committee to grant nonqualified stock options or restricted common shares to directors from time-to-time. In 2013, the Compensation Committee granted 2,100 shares of restricted common stock to Ms. Shapiro, Messrs. Hendrickson and King and Dr. Triche at $46.54 per share. These shares vest ratably over a three-year period from the grant date. The following table presents the number of outstanding and unexercised option awards and the number of unvested shares of restricted common stock held by each of our non-employee directors at December 31, 2013.

Name	Number of options outstanding		Number of unvested shares of restricted common stock outstanding
Boyd W. Hendrickson	—		3,934	(4)
Edmund C. King	3,334	(1)	3,934	(4)
Devra G. Shapiro	15,000	(2)	3,934	(4)
Timothy J. Triche	10,000	(3)	3,934	(4)

(1)
3,334 vested on May 15, 2010
(2)
5,000 vested on July 30, 2010, 2011 and 2012
(3)
3,333 vested on May 15, 2008 and 2009; 3,334 vested on May 15, 2010
(4)
Vests as follows: 500 on June 1, 2014; 667 on May 23, 2014 and 2015; 700 on May 22, 2014, 2015 and 2016

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

        The Compensation Committee of the Board of Directors has reviewed and discussed with management the Executive Compensation Discussion and Analysis for 2013. Based on the review and discussions, the Committee recommended to the Board, and the Board has approved, that the Executive Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee*
Timothy J. Triche, M.D., Chair Edmund C. King Devra G. Shapiro

*
James J. Pieczynski joined the Compensation Committee on March 1, 2014. Mr. Pieczynski did not participate in the matters discussed in this Compensation Committee Report.

Compensation Committee Interlocks and Insider Participation

        During 2013, the Compensation Committee consisted of Timothy J. Triche, MD, Edmund C. King and Devra G. Shapiro, all of whom are independent directors. None of the members of the Compensation Committee are, or have been, officers or employees of the company. There are no "interlocks" (as defined by the rules of the SEC) with respect to any member of the Compensation Committee of the Board of Directors.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

        This table shows information as of April 8, 2014 with respect to the beneficial ownership of our common stock by (1) each person who is known by us to own beneficially more than 5% of our common shares based on the most recent Schedule 13D or 13G filings made by such person with the Securities and Exchange Commission pursuant to rules and regulations promulgated under the Exchange, (2) each director and director nominee, (3) each Named Executive Officer identified in the Summary Compensation Table above, and (4) the current directors and executive officers as a group.

Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares in Class(2)
Principal Stockholders:

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	Common Stock	4,494,013	(3)	12.9%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	Common Stock	3,789,827	(4)	10.9%

AllianceBernstein LP 1345 Avenue of the Americas New York, NY 10105	Common Stock	2,618,818	(5)	7.5%

Vanguard Specialized Funds—Vanguard REIT Index Fund	Common Stock	2,349,456	(6)	6.7%
100 Vanguard Boulevard
Malvern, PA 19355

National Health Investors, Inc.	Common Stock	2,293,800	(7)	6.2%
222 Robert Rose Drive
Murfreesboro, TN 37129

Named Executive Officers:

Wendy L. Simpson	Common Stock	402,479	(8)	1.2%

Pamela Shelley-Kessler	Common Stock	97,022	(9)(10)	*

Clint B. Malin	Common Stock	92,513	(9)	*

Caroline L. Chikhale	Common Stock	13,381		*

Peter G. Lyew	Common Stock	9,546		*

T. Andrew Stokes	Common Stock	26,219	(11)	*

Directors and Director Nominees: +

Boyd W. Hendrickson	Common Stock	7,267		*

Edmund C. King	Common Stock	46,335	(9)(12)	*

James J. Pieczynski	Common Stock	3,000		*

Devra G. Shapiro	Common Stock	24,600	(9)	*

Timothy J. Triche, M.D.	Common Stock	42,202	(9)	*

All current directors and executive officers as a group (10 persons)	Common Stock	738,345	(8)(9)(10)(12)	2.1%

*
Less than 1%

+
Does not include information concerning director Wendy L. Simpson, who is also an executive officer and for whom information is provided above.
(1)
Except as otherwise noted below, all shares are owned beneficially by the individual or entity listed with sole voting and/or investment power.
(2)
For purposes of computing the percentages, the number of shares outstanding on April 8, 2014 was 34,817,385.
(3)
Based upon information contained in a Schedule 13G/A filed with the SEC on February 12, 2014 by The Vanguard Group, Inc. (or VGI) with respect to the ownership of our common stock as of December 31, 2013, VGI beneficially owns 4,494,013 shares. VGI has the sole power to vote or to direct the vote of 94,412 shares and sole power to dispose of or to direct the disposition of 4,412,301 shares. Vanguard Fiduciary Trust Company (or VFTC), a wholly-owned subsidiary of VGI, is the beneficial owner of 48,912 shares of our common stock outstanding as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (or VIA), a wholly-owned subsidiary of VGI, is the beneficial owner of 78,300 shares of our common stock outstanding as a result of its serving as investment manager of Australian investment offerings.
(4)
Based upon information contained in the a Schedule 13G filed with the SEC on January 10, 2014 by BlackRock, Inc. (or BlackRock) with respect to the ownership of our common stock as of December 31, 2013, BlackRock beneficially owns 3,789,827 shares. BlackRock has the sole power to vote or to direct the vote of 3,675,548 shares and sole power to dispose or to direct the disposition of 3,789,827 shares.
(5)
Based upon information contained in the a Schedule 13G filed with the SEC on February 11, 2014 by AllianceBernstein, LP (or AllianceBernstein) with respect to the ownership of our common stock as of December 31, 2013, AllianceBernstein beneficially owns 2,618,818 shares. AllianceBernstein has the sole power to vote or to direct the vote of 2,208,228 shares and sole power to dispose or to direct the disposition of 2,618,818 shares. AllianceBernstein is a majority owned subsidiary of AXA Financial, Inc. (or AXA Financial) and an indirect majority owned subsidiary of AXA SA (AXA). AllianceBernstein operates under independent management and makes independent decisions from AXA and AXA Financial and their respective subsidiaries and AXA and AXA Financial calculate and report beneficial ownership separately from AllianceBernstein. AllianceBernstein may be deemed to share beneficial ownership with AXA reporting persons by virtue of 0 shares of common stock acquired on behalf of the general and special accounts of the affiliated entities for which AllianceBernstein serves as a subadvisor. Each of AllianceBernstein and the AXA entities reporting herein acquired their shares of common stock for investment purposes in the ordinary course of their investment management and insurance businesses.
(6)
Based upon information contained in a Schedule 13G/A filed with the SEC on February 4, 2014 by Vanguard Specialized Funds—Vanguard REIT Index (or Vanguard REIT) with respect to ownership of our common stock as of December 31, 2013, Vanguard REIT beneficially owns and has sole voting power over 2,349,456 shares.
(7)
Based upon information contained in National Health Investors, Inc.'s (or NHI) Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC and with respect to the ownership of our common stock as of December 31, 2011, NHI directly owns 293,800 shares and has sole voting and dispositive power over these shares. Based upon NHI's Annual Reports on Form 10-K for the years ended December 31, 2012 and 2013 filed with the SEC, NHI did not disclose any changes to its ownership of our common stock. Additionally, NHI owns our Series C Cumulative Convertible Preferred Stock, which has an option to convert at a price of $19.25 per share into 2,000,000 shares of common stock as of December 31, 2013. For the purpose of computing this percentage, the number of shares subject to conversion is deemed to be outstanding only for the calculation of NHI's percent of class calculation.

(8)
Includes 102,479 shares held in the Estate of Andre C. Dimitriadis (or the Estate) of which Ms. Simpson is executor and as such has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of these shares. Ms. Simpson has no financial interest in these shares and her beneficial interest in these shares arises solely from her duties as executor of the estate and her ability to vote and direct the vote and to dispose or to direct the disposition of these shares.
(9)
Includes shares purchasable by such individual upon exercise of outstanding options that are presently exercisable or will become exercisable within 60 days of April 8, 2014 as follows:

Exercisable Outstanding Options
Named Executive Officer:
Pamela Shelley-Kessler	10,000
Clint B. Malin	20,000
Director and Director Nominees:
Edmund C. King	3,334
Devra G. Shapiro	15,000
Timothy J. Triche, M.D.	10,000
(10)
Includes 1,000 shares of common stock held by spouse in an individual retirement account.
(11)
Based upon information known to the company as of the effective date of Mr. Stokes' retirement.
(12)
Includes 1,575 shares of common stock held by spouse in an individual retirement account.

Securities Authorized for Issuance under Equity Compensation Plans

        Securities authorized for issuance under equity compensation plans as of December 31, 2013 is as follows:

Equity Compensation Plan Information
	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	73,334	$23.97	202,521
Equity compensation plans not approved by security holders	—	—	—

Total	73,334	$23.97	202,521

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review, Approval or Ratification of Transactions with Related Persons

        We have adopted a written policy that addresses related person transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act. A related person of our company includes a director, a director nominee, an executive officer, a stockholder beneficially owning a 5% voting interest in our company, or an immediate family member of any of the foregoing. Under the policy, any transaction in which a related person has a direct or indirect material interest and where the amount exceeds $120,000 must be approved by disinterested members of our Board of Directors.

        In determining whether to approve or ratify a related person transaction, our Board of Directors will take into account, whether (i) the terms are fair to our company and on the same basis generally available to an unrelated person, (ii) there are business reasons for our company to enter into the transaction, (iii) it would impair independence of an outside director, and (iv) it would present an improper conflict of interest, taking into account factors that our Board deems relevant.

Transactions with Related Persons

        During 2013, the only relationship within the scope of Item 404 of Regulation S-K involved Boyd W. Hendrickson, one of our independent directors. His interest arose indirectly and as a result of previously serving as Chief Executive Officer of SHG. Mr. Hendrickson retired as Chief Executive Officer of SHG and stepped down from SHG's board of directors on November 20, 2013.

        During September 2007, SHG purchased the assets of Laurel Healthcare (or Laurel). One of the assets SHG purchased was Laurel's leasehold interests in the skilled nursing properties Laurel leased from us under a 15-year master lease agreement dated in February 2006. Our Board of Directors, with Mr. Hendrickson abstaining, ratified our consent to the assignment of Laurel's master lease to subsidiaries of SHG. The economic terms of the master lease agreement did not change as a result of our assignment of the master lease to subsidiaries of SHG. During 2013, subsidiaries of SHG paid us approximately $4,479,000 in rent and are expected to pay approximately $4,591,000 in rent to us during 2014. During 2013, we recorded approximately $22,000 of straight-line rental income from subsidiaries of SHG and expect to reduce straight-line rental income from subsidiaries of SHG by approximately $90,000 in 2014. At December 31, 2013, the straight-line rent receivable from subsidiaries of SHG was $3,213,000.

Director Independence

        In accordance with the listing standards of the NYSE, our Corporate Governance Guidelines provide that:

  •
  A director who is, or has been within the last three years, an employee of the company, or whose immediate family member is, or has been within the last three years an executive officer of the company may not be deemed independent. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

  •
  A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of the company will not be considered in determining independence under this test.

  •
  A director who is, or whose immediate family member is, a current partner of a firm that is the company's external auditor; a director who is a current employee of such a firm; a director who has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the company's audit within that time may not be deemed independent.

  •
  A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the company's present executive officers at the time serves or served on that company's compensation committee may not be deemed independent.

  •
  A director who is a current employee or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues, may not be deemed independent.

        Pursuant to our Corporate Governance Guidelines on Director Independence, the Board undertook its annual review of director independence in 2013. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates, including those within the scope of "Transactions with Related Persons" above. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of our senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

        The Board has affirmatively determined that each of the current directors standing is independent within the meaning of our director independence standards, which reflect the NYSE director independence standards, except for Ms. Simpson. Ms. Simpson is considered an inside director because of her employment as a senior executive of our company. In determining that each of the other directors is independent, the Board considered that Boyd W. Hendrickson, one of our independent directors, did serve as the chief executive officer of SHG. During 2007, SHG purchased the assets of one of our operators and now operates skilled nursing properties under a master lease with us. The payments received from SHG did not exceed 2% of SHG's consolidated gross revenues. Mr. Hendrickson does not have a direct material interest in these transactions and his only interest arises solely from his former position as Chief Executive Officer of SHG. On November 20, 2013, Mr. Hendrickson retired as Chief Executive Officer of SHG and stepped down from SHG's board of directors. The Board determined that this former relationship did not impair Mr. Hendrickson's independence.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

        Ernst & Young LLP audited our financial statements during year ended December 31, 2013 and have been our auditors since our organization in May 1992. Their fees for the last two fiscal years were:

	2013	2012
Audit Fees	$496,045	$483,385
Audit-Related Fees	—	—
Tax Fees	54,680	51,330
All Other Fees	—	—

Audit Fees

        For 2013 and 2012, these fees represent aggregate fees billed for professional services rendered for the audit of our annual financial statements and internal control over financial reporting, the review of the financial statements included in our Quarterly Reports on Form 10-Q, advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and work on securities and other filings with the SEC, including comfort letters and consents.

Tax Fees

        These fees represent aggregate fees billed for services rendered for tax compliance and consultation, including REIT qualification matters during 2013 and 2012.

        All audit, audit related and tax services were pre-approved by the Audit Committee. On an annual basis the Audit Committee pre-approves specifically described audit, audit-related and tax services to be performed by Ernst & Young LLP. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve non-audit services to be performed by Ernst & Young LLP, provided that the Chair shall report any decision to pre-approve such non-audit services to the full Audit Committee at its next regular meeting.

        In accordance with Section III, Item 6 of the Audit Committee Charter, the Audit Committee reviewed the effectiveness of Ernst & Young LLP's audit effort, including approval of the scope of, and fees charged in connection with, the annual audit, quarterly reviews and any non-audit services provided. The Audit Committee concluded that the provision of the non-audit services by Ernst & Young LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee Report of LTC Properties, Inc. (or company) shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

        The Audit Committee has oversight of all compliance related to financial matters, Securities and Exchange Commission reporting and auditing. Additionally, it is the Audit Committee's duty to review annually the Audit Committee Charter and recommend any changes to the Board.

        The Audit Committee is appointed by the Board to assist the Board in its oversight function by monitoring, among other things, the integrity of the company's financial statements, the company's financial reporting process and the independence and performance of the independent registered public accounting firm. It is the responsibility of management of the company to prepare financial statements in accordance with U.S. generally accepted accounting principles and of the company's independent registered public accounting firm to audit those financial statements. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate, compensate and retain, approve significant non-audit services, confirm the independence of the independent registered public accounting firm and, where appropriate, replace the independent registered public accounting firm. Additionally, the Audit Committee determines the extent of funding that the company must provide to it.

        Management is responsible for the company's internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the company's consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, the company's independent registered public accounting firm. Management represented to the Audit Committee that the company's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young LLP. The Audit Committee discussed with Ernst & Young LLP matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board.

        In addition, the Audit Committee has received the written disclosures and the letter required by the Public Company Accounting Oversight Board's Ethic and Independence Rule 3526 (Communications with Audit Committees Concerning Independence), as amended, from Ernst & Young LLP and has discussed with Ernst & Young LLP its independence from the company and its management. Further, the Audit Committee has considered whether the non-audit services provided by Ernst & Young LLP are compatible with maintaining its independence.

        Further, the Audit Committee periodically meets with Ernst & Young LLP, without management present, to discuss the results of their examinations, the evaluations of the company's internal controls and the overall quality of the company's financial reporting.

        During the past year, the Audit Committee met with Ernst & Young LLP seven times in total and without management present once.

        Based on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and set forth in the Charter, the Audit

Committee recommended to the Board that the audited financial statements be included in the company's 2013 Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee*
Devra G. Shapiro, Chair Boyd W. Hendrickson Edmund C. King Timothy J. Triche, M.D.

*
James J. Pieczynski joined the Audit Committee on March 1, 2014. Mr. Pieczynski did not participate in the matters discussed in this Report of the Audit Committee.

 RISK OVERSIGHT

        Management continually monitors the material risks facing our company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management's identification of, planning for, and managing those risks. The Board may delegate to its committees oversight responsibility for those risks that are directly related to their area of focus. Pursuant to its charter, the Audit Committee has the responsibility and duty to review the financial, investment and risk management policies followed by our company in operating its business activities. The full Board reviews risks that may be material to our company, including those detailed in the Audit Committee's reports and as disclosed in our quarterly and annual reports filed with the SEC. We believe that our leadership structure also enhances the Board's risk oversight function. Due to her role as Chief Executive Officer and President, and knowledge of our company and industry, our Chairman is well-positioned to lead Board discussions on risk areas. Our Chairman regularly discusses with management the material risks facing our company and is also expected to report candidly to her fellow directors on her assessment of those material risks. This structure fosters greater communication between management and the Board on matters including with respect risk.

OTHER MATTERS

        Other business may properly come before the 2014 Annual Meeting, and in that event, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. However, we have not received timely and proper notice from any stockholder of any other matter to be prepared at the 2014 Annual Meeting. Our management and Board of Directors know of no matters to be brought before the 2014 Annual Meeting other than as set forth herein.

Stockholder Proposals

        Stockholder proposals intended to be presented at the 2015 Annual Meeting must be received by us for inclusion in our proxy statement by December 29, 2014 and otherwise comply with the regulations of the SEC governing inclusion of such proposals.

        Matters (other than nominations of candidates for election as directors) may be brought before the meeting by stockholders only by complying with the procedure set forth in our Bylaws, which in summary requires that notice be delivered to our principal executive offices not less than 60 days nor more than 150 days prior to the anniversary of the 2014 Annual Meeting of Stockholders. Each such stockholder notice shall set forth (i) as to each matter the stockholder proposes to bring before the 2015 Annual Meeting, (a) a brief description of the matter desired to be brought before the 2015 Annual Meeting and the reasons for bringing such matter before the 2015 Annual Meeting and (b) any material interest of the stockholder in such matter; and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on our books, of such stockholder and any other stockholders known by such stockholder to be supporting the bringing of such matter before the 2015 Annual Meeting as of the date of such stockholder notice and (b) the class and number of shares of our capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholder known by such stockholder to be supporting the bringing of such matter before the 2015 Annual Meeting as of the date of such stockholder notice.

        For information regarding nominating candidates for election as directors, please refer to "Consideration of Director Nominees" in the Corporate Governance Principles and Board Matters section above.

Householding

        We have adopted a procedure permitted by SEC rules called "householding." Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

        Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

        If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting of Stockholders and Proxy Statement and the accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer & Trust Company, at 866-708-5586.

        If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting of Stockholders, Proxy Statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please also contact our transfer agent, American Stock Transfer & Trust Company, at 866-708-5586.

        "Street name" beneficial owners can request information about householding from their banks, brokers, or other nominee holders of record.

Directions

        Directions to the Hyatt Westlake Plaza, 880 S. Westlake Blvd., Westlake Village, California 91361.

US-101 North	US-101 South
• Exit Westlake Blvd.	• Exit Westlake Blvd.
• Go straight at the traffic light	• Turn left onto Westlake Blvd.
• First right will take you directly to the Hyatt	• Turn left at the first traffic light
• First right will take you directly to the Hyatt

By Order of the Board of Directors

PAMELA J. SHELLEY-KESSLER
Westlake Village, California April 28, 2014	Executive Vice President, Chief Financial Officer and Corporate Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

LTC PROPERTIES, INC.

June 10, 2014

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Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR

1.  Election of Directors: Six directors will be elected to hold office until the 2014 Annual Meeting of Stockholders and, in each case, until their respective successors have been duly elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2
		NOMINEES:		FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	Boyd W. Hendrickson	2. Ratification of independent registered public accounting firm.	☐	☐	☐
Edmund C. King
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	James J. Pieczynski	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3
Devra G. Shapiro
☐	FOR ALL EXCEPT	Wendy L. Simpson		FOR	AGAINST	ABSTAIN
	(See instructions below)	Timothy J. Triche, M.D.	3. Advisory vote to approve named executive officer compensation.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

			Please check here if you would like to receive future documents electronically.	☐

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This proxy, when properly executed, will be voted as directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations, and in the discretion of the proxy holder on any other business as may properly come before the Annual Meeting of Stockholders.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:  Please sign exactly as your name or names appear on this proxy card. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

LTC  PROPERTIES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS - JUNE 10, 2014

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders of LTC Properties, Inc. dated April 15, 2014 and a related Proxy Statement furnished by the Board of Directors, and revoking all prior proxies, hereby appoints: Wendy L. Simpson and Pamela Shelley- Kessler, or either of them, each with the power of substitution, as proxies, and hereby authorizes each of them to represent and vote, as indicated on the reverse side, the shares the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Hyatt Westlake Plaza, 880 S. Westlake Blvd., Westlake Village, CA 91361, on Tuesday, June 10, 2014, or any adjournments or postponements thereof, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

(Continued and to be signed on the reverse side)

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